Exhibit 99.1

Team Inc. Reports First Quarter Earnings and Affirms Positive Outlook


    ALVIN, Texas--(BUSINESS WIRE)--Sept. 29, 2004--Team Inc. (AMEX:TMI) today reported net income of $.03 per share (diluted basis) for its first quarter ending Aug. 31, 2004, significantly lower than the prior year first quarter.
    In the first quarter, Team reported earnings before interest and taxes (EBIT) of $0.7 million on revenues of $33.2 million, as compared to EBIT of $2.4 million on revenues of $24.9 million in the prior year period. Net income for the first quarter was $0.3 million or $.03 per share (diluted basis), compared to $1.4 million or $.17 per share, for the same quarter last year.
    The company's results were negatively impacted by the very low level of refinery turnaround activity during the quarter. As reported previously, due to extraordinarily high refining margins, refinery turnaround activity was substantially deferred during the quarter.
"While this performance level is certainly below management's plan for the quarter, we are confident that our competitive position in our markets has not declined and that we will benefit from this deferred turnaround activity in future quarters," said Phil Hawk, Team's chairman and CEO.

    FY05 and FY06 Outlook

    The company affirmed its positive outlook for the remainder of the fiscal year. "While forecasting full fiscal year 2005 earnings is difficult due to the uncertainties inherent with the on-going major business integration activities, we are maintaining our earnings outlook of $0.84 to $0.90 per share for the current year ending May 31, 2005. For fiscal year 2006 ending May 31, 2006, and following the completion of integration activities, we expect our earnings per share to be in the $1.25 to $1.40 range," said Hawk.
    Looking beyond these near-term turnaround timing and integration issues, the company remains extremely positive about its prospects. The purchases of the Thermal Solutions and Cooperheat-MQS businesses nearly double Team's overall revenues to almost $200 million. At the same time, Team's market leadership in these service lines only enhances future organic growth potential as the company continues to capitalize on customer trends to consolidate service purchases with fewer, larger, more capable service companies.
    "We are very optimistic about our business strategy and business outlook. Once our new inspection and heat treating businesses are fully integrated, we expect to achieve profit levels comparable to Team's mechanical service lines. As reflected in our positive earnings outlook, this business growth at comparable margins will be extremely leveraging to Team's overall performance. We also remain confident in our continued organic growth opportunities across all our service lines," reported Hawk.
    "For the remainder of fiscal year 2005, we have a positive outlook and anticipate improving levels of turnaround activity throughout the remainder of the year. While we will need to work through challenges as we integrate the new businesses, we expect Team Cooperheat-MQS, the new unit for our combined inspection and heat treating services, to make a meaningful contribution to Team's performance this year," said Hawk.

    Industrial Services

    For the quarter, the Industrial Services Business Segment revenues were $29.8 million, up $7.5 million from the prior year quarter. The two acquisitions, Thermal Solutions and CH-MQS, contributed $7.3 million in sales during the quarter. Excluding the two acquisitions, the business segment experienced net growth of $0.2 million reflecting offsetting trends. The traditional legacy services (on-stream leak repair, hot tapping, and fugitive emissions monitoring) increased $1.9 million, about 13%, reflecting continued market penetration. However, this growth was nearly completely offset by declines in turnaround-related service activities (field machining, bolting, and field valve repair) that were down $1.9 million, approximately 51% less than the prior year. A significant portion of the reduced turnaround activity occurred within Team's Caribbean operations that had significant activity last year and practically none this year. As stated earlier, management believes much of this deferred turnaround activity will occur this fiscal year and will be reflected in our results later in the year.
    Segment operating profit during the quarter was $1.9 million, down from $3.7 million in the prior year first quarter. The primary causes of the decline were decreased sales in international operations and an approximate $0.6 million operating loss related to the two acquisitions.

    Equipment Sales and Rental

    The Equipment Sales and Rental Business Segment revenues for the quarter increased 29% to $3.4 million, based on improved U.S. and European sales. Operating profit was approximately $160,000, reversing a year-earlier loss. "Climax is off to improved start this year, with the outlook for the entire year continuing to be favorable," said Hawk.

    Corporate Expenses

    Corporate expenses were $1.4 million for the quarter, up about $0.2 million from the prior year. This increase is primarily due to the non-cash charge of $223,000 during the quarter that is related to the vesting of performance stock options granted previously to Team's CEO. All performance options related to this 1998 grant have now vested.

    Earnings Conference Call

    As previously announced, the Company has scheduled an earnings conference call for today, Sept. 29th at 11 a.m. Eastern Daylight Time (10 a.m. CDT). The call will be broadcast over the Web by Vcall and can be accessed on Team's Web site, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone can call 1-888-896-0862 and ask to join the "Team IR" call.

    Team Inc. is a professional, full-service provider of specialty industrial services. Team's current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, field valve repair, NDE inspection and field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team's inspection services also serve the aerospace and automotive industries. Headquartered in Alvin, Texas, the Company operates in over 50 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".
    Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.



                      TEAM INC. AND SUBSIDIARIES
                     SUMMARY OF OPERATING RESULTS

                                                Three Months Ended
                                                    August 31,
                                             -------------------------
                                                 2004         2003
                                             ------------ ------------
Total Revenues                               $33,157,000  $24,918,000
                                             ============ ============

Gross Margin                                 $11,334,000  $10,112,000

Selling General and Administrative Expenses  $10,423,000   $7,718,000
Non-cash compensation charge                    $223,000      $31,000
Other Expense (Income)
                                             ------------ ------------
Earnings before interest and taxes              $688,000   $2,363,000
                                             ============ ============
Pre-tax income                                  $434,000   $2,218,000

Income tax expense (benefit)                    $165,000     $856,000
                                             ------------ ------------
Net income                                      $269,000   $1,362,000
                                             ============ ============
Net income  per common share-basic                 $0.03        $0.18
                                             ============ ============
Net income  per common share-diluted               $0.03        $0.17
                                             ============ ============

Weighted average shares outstanding:
  Basic                                        8,065,000    7,610,000
  Diluted                                      8,905,000    8,250,000

Revenues Comprised of:
  Industrial Services                        $29,790,000  $22,315,000
  Equipment sales and rentals                  3,367,000    2,603,000
                                             ------------ ------------
Total Revenues                               $33,157,000  $24,918,000
                                             ============ ============

EBIT, by segment:
  Industrial Services                         $1,925,000   $3,650,000
  Equipment sales and rentals                    156,000      (95,000)
  Corporate                                   (1,393,000)  (1,192,000)
                                             ------------ ------------
                                                $688,000   $2,363,000
                                             ============ ============


                      TEAM INC. AND SUBSIDIARIES
            SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
                      AUGUST 31 AND MAY 31, 2004

                                              August 31      May 31
                                                2004          2004
                                            ------------- ------------
Current Assets                               $56,781,000  $41,267,000

Net Property, Plant and Equipment            $28,047,000  $15,885,000

Other non-current assets                     $31,173,000  $17,244,000
                                            ------------- ------------
Total Assets                                $116,001,000  $74,396,000
                                            ============= ============

Current Liabilities                          $17,857,000  $13,555,000

Long term debt                               $53,556,000  $17,095,000

Other non-current liabilities and taxes       $1,441,000   $1,447,000

Stockholders' equity                         $43,147,000  $42,299,000
                                            ------------- ------------
Total liabilities and Stockholders' Equity  $116,001,000  $74,396,000
                                            ============= ============


    CONTACT: Team Inc., Alvin
             Philip J. Hawk or Ted W. Owen, 281-331-6154